Exhibit 15.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-148125 on Form S-8 and Post-Effective Amendment No. 1 to Registration Statement No. 333-151518 on Form F-3 of our reports dated June 26, 2009, relating to the financial statements and related financial statement schedule of China Sunergy Co., Ltd. and subsidiaries (the "Company") and the effectiveness of the Company's internal control over financial reporting, appearing in this Annual Report on Form 20-F of the Company for the year ended December 31, 2008.

/s/ Deloitte Touche Tohmatsu CPA Ltd.

Shanghai, China
June 26, 2009